Exhibit 10.29

IMCLONE SYSTEMS INCORPORATED
SENIOR EXECUTIVE SEVERANCE PLAN

Effective October 20, 2004

SECOND DRAFT 12/1/04

TABLE OF CONTENTS

ARTICLE I	-	INTRODUCTION

ARTICLE II	-	DEFINITIONS AND INTERPRETATIONS

ARTICLE III	-	ELIGIBILITY TO PARTICIPATE

ARTICLE IV	-	BENEFITS PAYABLE FROM THE PLAN

ARTICLE V	-	HOW AND WHEN SEVERANCE WILL BE PAID

ARTICLE VI	-	MISCELLANEOUS PROVISIONS

ARTICLE VII	-	WHAT ELSE A PARTICIPANT NEEDS TO KNOW ABOUT THE PLAN

Claim Procedure

Plan Interpretation and Benefit Determination

Your Rights Under ERISA

Plan Document

Other Important Facts

IMCLONE SYSTEMS INCORPORATED

SENIOR EXECUTIVE SEVERANCE PLAN

ARTICLE I - INTRODUCTION

ImClone Systems Incorporated (the “Company”) hereby establishes the ImClone Systems Incorporated Senior Executive Severance Pay Plan (the “Plan”), effective as of October 20, 2004, to provide severance benefits to certain senior executives of the Company who suffer a loss of employment under the terms and conditions set forth in the Plan.  The Plan replaces and supersedes any and all severance plans, policies and/or practices of the Company in effect for covered employees prior to October 20, 2004.  The Plan is intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  No employee or representative of the Company or its affiliates is authorized to modify, add to or subtract from the terms and conditions in the Plan, except in accordance with the amendment and termination procedures described herein.

ARTICLE II - DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms apply to the Plan.

1.                                       Agreement and Release.  An Agreement and General Release in a form acceptable to the Plan Administrator, in its sole and absolute discretion, under which, among other things, the Employee (i) agrees to certain confidentiality and non-solicitation provisions for a period of one year following his or her Termination Date (as defined below); (ii) agrees to certain non-competition provisions for the duration of the Employee’s receipt of severance pay; and (iii) releases and discharges the Company and related entities (as well as any third party for whom the employee provides services on the Company’s behalf) from any and all claims and liabilities relating to the Employee’s employment with the Company and/or the termination of the Employee’s employment, including without limitation, claims under the Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Sarbanes Oxley Act and, where applicable, the Older Workers Benefit Protection Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act (Whistleblowing Law) and the New York State and City Human Rights Laws (and similar laws of any other state or locality).

2.                                       Company.  ImClone Systems Incorporated.

3.                                       Effective Date.  October 20, 2004.

4.                                       Employee.  Any active, regular, full-time, U.S.-based, salaried employee of the Company in a position at the level of Vice President or above.  Notwithstanding the preceding sentence, “Employee” does not include any employee who is a party to a formal, written employment agreement with the Company that provides for severance or other payments in the event of the individual’s termination of employment or other separation from service with the Company (regardless of the circumstances).  “Employee” also does not include any individual (i) designated by the Company as an independent contractor and not as an employee at the time of any determination under the Plan, (ii) being paid by or through a third party agency, (iii) designated by the Company as a freelance worker and not as an employee at the time of any determination under the Plan, (iv) designated by the Company as a seasonal, occasional, limited duration, leased or temporary employee, during the period the individual is so paid or designated.  Any such individual shall not be an Employee even if he or she is later retroactively reclassified as a common-law or other type of employee of the Company during all or any part of such period pursuant to applicable law or otherwise.  Employee also does not include any employee who is notified in writing by the Company that the Compensation Committee has determined will not be (or, in the case of someone who was an Employee prior to the time of the determination, will not remain) designated as eligible to participate in the Plan.

5.                                       Good Reason.  Any one of the following circumstances:

(i)                                     the performance by the Employee of his or her employment duties in a manner deemed by the Company to be unsatisfactory in any way; provided that the Employee had previously received a written warning identifying the problem and outlining a course of corrective action, has been given a reasonable opportunity to correct his or her performance, and has failed or refused to do so;

(ii)                                  the performance by the Employee of his or her employment duties in a manner deemed by the Employer to be grossly incompetent or grossly negligent or other termination for cause;

(iii)                               any other willful misconduct or gross negligence resulting, in either case, in harm to the Company or a subsidiary;

(iv)                              indictment involving a felony or misdemeanor involving moral turpitude or the commission of a criminal act by the Employee, whether or not performed in the workplace, which subjects, or if generally known, would subject, the Company to public ridicule or embarrassment.

(v)                                 failure to carry out directions of the Board of Directors or the Employee’s immediate supervisor;

(vi)                              fraud, embezzlement, theft or dishonesty against the Company or a subsidiary resulting in harm to the Company or a subsidiary;

(vii)                           material violation of Company policies, rules or procedures resulting in harm to the Company or a subsidiary;

(viii)                        violent acts, threats of violence or unauthorized possession of alcohol or controlled substances on Company property; or

(ix) acts intended to result in personal gain at the expense of the Company or through the improper disclosure of proprietary information or trade secrets.

The determination of whether a discharge or other separation from employment is for Good Reason shall be made by the Plan Administrator, in its sole and absolute discretion, and such determination shall be conclusive and binding on the affected Employee.

6.                                       Participant.  An Employee who meets the requirements for eligibility under the Plan, as set forth in Article III of the Plan.  An individual shall cease being a Participant once all Plan benefits due to such individual under the Plan have been paid (or, if earlier, upon the death of the Participant) and no person shall have any further rights under this Plan with respect to such former Participant.

7.                                       Plan Administrator.  The Company.  The Company may designate a person or committee to perform day to day administrative duties for the Plan.

8.                                       Termination Date.  The date designated by the Chief Executive Officer of the Company for each Participant on which such Participant will experience a Termination of Employment with the Company.  Notwithstanding the foregoing, with respect to any Participant, the Chief Executive Officer reserves the right, in his or her sole and absolute discretion, to change a previously designated Termination Date.

9.                                       Termination of Employment.

(i)                                     The termination by the Company of an Employee’s employment relationship with the Company as the result of a job elimination, job discontinuation, office closing, staff reduction, organizational restructuring, or unsatisfactory performance that does not constitute Good Reason.

(iii)                               a Termination of Employment does not include a discharge or other separation of employment under any of the following circumstances:

a.                                       for Good Reason;

b.                                      an Employee’s retirement, voluntary resignation or job abandonment (including the termination of employment of an Employee for excessive absenteeism); or

c.                                       the Employee’s death or disability.

An Employee’s Termination of Employment shall occur on the Termination Date.  The determination as to whether a discharge or other separation from service is for Good Reason or is otherwise described in this Section 9 will be made by the Plan Administrator, in its sole and absolute discretion, and such determination shall be final and binding on all affected Employees.  If an Employee is terminated from employment and it is subsequently determined that either before or after the termination, Good Reason existed or exists, the Employee’s separation of employment will be deemed to have been for Good Reason.

10.                                 Base Pay.  The Employee’s annual base salary at the time of his or her Termination of Employment, excluding bonuses, overtime pay, premium or differential pay, commissions, non-cash compensation, incentive or deferred compensation or any other additional compensation.  However, Base Pay will include salary reduction contributions made on an Employee’s behalf to any plan of the Company under Section 125, 132(f) or 401(k) of the Internal Revenue Code of 1986, as amended.

11.                                 Years of Service.  The number of consecutive full twelve (12) month periods since the Employee’s last date of hire by the Company in which the Employee is paid by the Company for the performance of services as an employee of the Company.  Years of Service shall be measured in full years and no credit shall be provided for fractions of a Year of Service.

ARTICLE III - ELIGIBILITY TO PARTICIPATE

An Employee becomes a Participant in the Plan and shall be entitled to severance benefits only if he or she:

(i)                                     Is notified of his/her Termination of Employment, to be effective as of his or her Termination Date;

(ii)                                  Remains in the continuous employ of the Company until his or her Termination Date, does not voluntarily terminate employment, and is not involuntarily terminated by the Company for Good Reason (as defined above);

(iii)                               Experiences a Termination of Employment; and

(iv)                              Timely returns and does not revoke (if applicable) a signed, dated and notarized original Agreement and Release.

An Employee shall become a Participant and payment of benefits under the Plan will be made only after the Agreement and Release has been signed and the time for the Employee to revoke the agreement and general release (as set forth in the Agreement and Release), if any, has expired (the “Release Effective Date”).  Participation in this Plan does not affect an Employee’s right to any bonus, incentive pay, stock options or pension benefit to which he or she would otherwise be entitled under the terms of the respective plans governing those programs on account of service with the Company prior to the Termination of Employment.

ARTICLE IV – BENEFITS PAYABLE FROM THE PLAN

1.                                       Severance Pay

Participants shall be entitled to receive severance pay based on their position as follows:

Vice Presidents:   Participants at the level of Vice President shall receive the greater of (a) six (6) months of Base Pay or (b) two (2) weeks of Base Pay for every Year of Service, with a maximum total severance pay of one year of Base Pay.

Senior Vice Presidents and Executive Vice President:   Participants at the level of Senior Vice President or Executive Vice President shall receive one year of Base Pay.

2.                                       Continued Health Benefits

A Participant (and his or her eligible dependents) may be entitled to elect to continue medical, hospitalization and dental coverage under the Company’s group medical, hospitalization and dental benefit plans on a self-pay basis in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If a Participant is entitled to benefits under the Plan and timely elects COBRA coverage for himself or herself and/or his or her eligible dependents, the Company will waive the premiums for such COBRA coverage for a specified period of months as detailed below (or, if earlier, until the individual is no longer eligible for COBRA coverage).  All other provisions of a Participant’s (and his or her covered eligible dependents’) COBRA coverage

(including, without limitation, any applicable co-payments, deductibles and other out-of-pocket expenses) will be in accordance with the applicable plan in effect for similarly situated active employees of the Company or an affiliate, as applicable.

The period of months in which premiums shall be waived is six (6) months following the Termination Date for Vice Presidents and twelve (12) months following the Termination Date for Senior Vice Presidents and Executive Vice Presidents.  However, the Company’s obligation to continue to waive premiums will end when a Participant is eligible for such coverage offered by another employer.

3.                                       Continued Life Insurance Benefits

The non-voluntary life insurance coverage of a Participant provided by the Company in effect on the date of a Participant’s Termination of Employment will be continued, with the premiums for such coverage paid by the Company, in accordance with the life insurance plan for a period of six (6) months following the Termination Date for Vice Presidents and twelve (12) months following the Termination Date for Senior Vice Presidents and Executive Vice Presidents, except that the Company-paid coverage will end immediately when the Participant becomes eligible for coverage under the life insurance plan or policy of another employer.

All provisions of the Participant’s life insurance coverage will be in accordance with the life insurance plan in effect for similarly situated active employees of the Company.

*                    *                    *

If an Employee is eligible to receive any benefits paid under the Plan, such Employee shall not be entitled to receive any other severance, separation, notice or termination payments on account of his or her employment with the Company under any other plan, policy, program or agreement (other than the exercise of stock options pursuant to the terms of the applicable stock option plan).  If, for any reason, an Employee becomes entitled to or receives any other severance, separation, notice or termination payments on account of his or her employment or termination of employment with the Company, including, for example, any payments required to be paid to the Participant under any Federal, State or local law (including, without limitation, the Worker Adjustment and Retraining Notification Act) or pursuant to any agreement (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation), his or her severance under the Plan will be reduced by the amount of such other payments paid or payable.  An Employee must notify the Plan

Administrator if he or she receives or is claiming to be entitled to receive any such payment(s).

Severance pay is subject to Federal and State income and Social Security tax withholdings and any other withholdings mandated by law.

ARTICLE V - HOW AND WHEN SEVERANCE WILL BE PAID

Severance pay will commence as soon as practicable following the Participant’s Release Effective Date.

                                                For Vice Presidents, severance will be paid 50% in approximately equal monthly installments over a period of three (3) months, with the remaining 50% paid in a lump sum at the end of the three-month period.

For Senior Vice Presidents and Executive Vice Presidents, severance will be paid 50% in approximately equal monthly installments over a period of six (6) months, with the remaining 50% paid in a lump sum at the end of the six-month period.

An individual who is receiving severance pay in periodic installments under the Plan shall not be considered an Employee.

In the event that a Participant dies before receiving all of the payments due to the Participant under the Plan, any remaining amounts will be paid to the appointed administrator, executor or personal representative of the Participant’s estate.

Notwithstanding anything in this Article V, to the extent required by Section 409A of the Internal Revenue Code of 1986 (and the regulations promulgated pursuant thereto), the distribution made to certain Participants who are “key employees” (which includes, among others, certain officers with at least $130,000 in compensation, indexed by the IRS in years after 2004 for the cost of living) may not commence before the date which is six (6) months after the Participant’s Termination Date.

ARTICLE VI - MISCELLANEOUS PROVISIONS

1.                                       Amendment and Termination.  The Company reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason by action of the Compensation and Stock Option Committee of its Board of Directors.  If the Plan is terminated, amended or modified, an Employee’s right to participate in, or to receive benefits under, the Plan may be changed.

2.                                       No Additional Rights Created.  Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Employee or other person any legal or equitable right against the Company or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company of any Employee be modified or in any way affected by this Plan.

3.                                       Records.  The records of the Company with respect to Years of Service, employment history, base salary, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

4.                                       Construction.  The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto.  To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions).

5.                                       Severability.  Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

6.                                       Incompetency.  In the event that the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan.

7.                                       Payments to a Minor.  Any payments to a minor from this Plan may be paid by the Plan Administrator in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor.  The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

8.                                       Plan Not a Contract of Employment.  Nothing contained in this Plan shall be held or construed to create any liability upon the Company to retain any

Employee in its service.  All Employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.

9.                                       Financing.  The benefits payable under this Plan shall be paid out of the general assets of the Company.  No Participant or any other person shall have any interest whatsoever in any specific asset of the Company.  To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company.

10.                                 Nontransferability.  In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law.  Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

ARTICLE VII - WHAT ELSE A PARTICIPANT NEEDS
TO KNOW ABOUT THE PLAN

1.                                       Claim Procedure.  An Employee may file a written claim with the Plan Administrator with respect to his or her rights to receive a benefit from the Plan.  The Employee will be informed of the decision of the Plan Administrator with respect to the claim within ninety (90) days after it is filed.  Under special circumstances, the Plan Administrator may require an additional period of not more than ninety (90) days to review a claim.  If that happens, the Employee will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim.  If the extension is required due to the Employee’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Employee responds to the Plan’s request for information.  The Plan Administrator has delegated to the Vice President of Human Resources of the Company the authority to make the initial decision on any claim.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Employee will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based.  This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Employee’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.  If an Employee is not notified (of the denial or an extension) within ninety (90) days from the date the Employee notifies the Plan Administrator, the Employee may request a review of the application as if the claim had been denied.

If the Employee’s claim has been denied, or an adverse benefit determination has been made, the Employee may request that the Plan Administrator review the denial.  The request must be in writing and must be made within sixty (60) days after written notification of denial.  In connection with this request, the Employee (or his or her duly authorized representative) may (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (ii) submit to the Plan Administrator written comments, documents, records, and other information related to the claim.

The review by the Plan Administrator will take into account all comments, documents, records, and other information the Employee submits relating to the claim.  The Plan Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review.  In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required.  If that happens, the Employee will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim.  If the extension is required due to the Employee’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Employee until the date on which the Employee responds to the Plan’s request for information.

The Plan Administrator’s decision on the claim for review will be communicated to the Employee in writing.  If an adverse benefit determination is made with respect to the claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the Employee is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of the Employee’s right to bring a civil action under Section 502(a) of ERISA.  The decision of Plan Administrator (or its designee) is final and binding on all parties.  The Plan Administrator has delegated to the Chief Executive Officer of the Company the authority to make a determination on the claim for review.

No civil action for benefits may be commenced until the exhaustion of these procedures.

2.                                       Plan Interpretation and Benefit Determination.

A.                                   The Plan Administrator (or, where applicable, any duly authorized delegee of the Plan Administrator) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

B.                                     Without limiting the generality of the foregoing paragraph, the Plan Administrator (or, where applicable, any duly authorized delegee of the Plan Administrator) shall have the sole and absolute discretionary authority to:

1.                                       take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;

2.                                       formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

3.                                       decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

4.                                       resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under this Agreement, the Plan or other Plan documents; and

5.                                       process, and approve or deny, benefit claims and rule on any benefit exclusions.

All determinations made by the Plan Administrator (or, where applicable, any duly authorized delegee of the Plan Administrator) with respect to any matter arising under the Plan shall be final and binding on the Company, Employee, Participant, beneficiary, and all other parties affected thereby.

3.                                       Your Rights Under ERISA.  As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report (if any).  The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C.  20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

4.                                       Plan Document.  This document shall constitute both the plan document and summary plan description and shall be distributed to all Employees in this form.

5.                                       Other Important Facts.

OFFICIAL NAME OF THE PLAN:	ImClone Systems Incorporated Senior Executive Severance Plan

SPONSOR:	ImClone Systems Incorporated
180 Varick Street, 6th Floor
New York, NY 10014
(212) 645-1405

EMPLOYER IDENTIFICATION
NUMBER (EIN):	04-2834797

PLAN NUMBER:	530

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

END OF PLAN YEAR:	December 31

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	ImClone Systems Incorporated
c/o Vice President, Human Resources
33 Chubb Way
Branchburg, NJ 08876
(908) 541-2300

EFFECTIVE DATE:	October 20, 2004

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan.  The Plan Administrator will also answer any questions you may have about the Plan.

Service of legal process may be made upon the Plan Administrator.

No individual may, in any case, become entitled to additional benefits or other rights under this Plan after the Plan is terminated.  Under no circumstances, will any benefit under this Plan ever vest or become nonforfeitable.